EXHIBIT 10.1
AMENDMENT TO
CIENA CORPORATION 2008 OMNIBUS INCENTIVE PLAN
          THIS AMENDMENT (this “Amendment”) to the Ciena Corporation 2008 Omnibus Incentive Plan (the “Plan”) was adopted by the Board of Directors of Ciena Corporation (the “Company”) on February 15, 2010, and is effective as of April 14, 2010, the date upon which the Amendment received approval of the stockholders of the Company.
1. The Plan is hereby amended by deleting Section 4.1and replacing it in its entirety as follows:
“4.1. Number of Shares Available for Awards.
Subject to adjustment as provided in Section 17 hereof, the number of shares of Stock available for issuance under the Plan shall be thirteen million, all of which may be granted as Incentive Stock Options, increased by shares of Stock covered by awards granted under a Prior Plan that are not purchased or are forfeited or expire, or otherwise terminate without delivery of any Stock subject thereto, to the extent such shares would again be available for issuance under such Prior Plan. Stock issued or to be issued under the Plan shall be authorized but unissued shares; or, to the extent permitted by applicable law, issued shares that have been reacquired by the Company.”
     2. The Plan is hereby amended by
“4.3. Share Usage.
Shares covered by an Award shall be counted as used as of the Grant Date. Any shares of Stock that are subject to Awards of Options shall be counted against the limit set forth in Section 4.1 as one share for every one share subject to an Award of Options. With respect to SARs, the number of shares subject to an award of SARs will be counted against the aggregate number of shares available for issuance under the Plan regardless of the number of shares actually issued to settle the SAR upon exercise. Any shares that are subject to Awards other than Options or Stock Appreciation Rights shall be counted against the limit set forth in Section 4.1 as 1.31 shares for every one share granted. If any shares covered by an Award granted under the Plan are not purchased or are forfeited or expire, or if an Award otherwise terminates without delivery of any Stock subject thereto or is settled in cash in lieu of shares, then the number of shares of Stock counted against the aggregate number of shares available under the Plan with respect to such Award shall, to the extent of any such forfeiture, termination or expiration, again be available for making Awards under the Plan in the same amount as such shares were counted against the limit set forth in Section 4.1, provided that any shares covered by an Award granted under a Prior Plan will again be available for making Awards under the Plan in the same amount as such shares were counted against the limits set forth in the applicable Prior Plan. The number of shares of Stock available for issuance under the Plan shall not be increased by (i) any shares of Stock tendered or withheld or Award surrendered in connection with the purchase of shares of Stock upon exercise of an Option as described in Section 12.2, or (ii) any shares of Stock deducted or delivered from an Award payment in connection with the Company’s tax withholding obligations as described in Section 18.3.”
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          To record adoption of the Amendment of the Plan by the Board as of February 15, 2010, and approval of the Amendment by the stockholders on April 14, 2010, the Company has caused its authorized officer to execute this Amendment to the Plan.

CIENA CORPORATION
By:	/S/ David M. Rothenstein
	Name:	David M. Rothenstein
	Title:	Sr. VP, General Counsel & Secretary
	Date:	April 14, 2010